Execution Version 2.27.17

Fourth Amendment
to
Master Services Agreement

The Master Services Agreement dated as of November 29, 2007, consisting of the terms and conditions set forth therein and the attached schedules, all as previously amended, (the “Agreement”) by and between Graphic Packaging International, Inc. (“GPI”) and Perot Systems Corporation is hereby amended effective as of March 1, 2017 (“Fourth Amendment Effective Date”) by this Fourth Amendment (“Fourth Amendment”). The Parties to this Fourth Amendment are GPI and NTT DATA Services, LLC, as successor-in-interest to Dell Marketing L.P., as assignee of Perot Systems Corporation. Capitalized terms used without definition in this Fourth Amendment have the meanings provided in the Agreement.
In consideration of the terms and conditions of this Fourth Amendment and the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.	Schedules and Attachments.
The following Schedules to the Agreement, including the Attachments to the following Schedules, are amended and restated, effective as of the Fourth Amendment Effective Date and, as so amended and restated, are attached to and a part of this Fourth Amendment.
Schedule 2.1.1 Service Towers
Schedule 2.2(a) Statement of Work
Attachment B Tier 1 Applications
Attachment C Supported Databases
Schedule 2.5 Critical Milestones and Milestone Credits
Schedule 2.10 Service Level Agreement
Attachment A Service Levels
Attachment B Critical Applications
Attachment C VIP Users
Attachment D Service Level Agreement
Schedule 4.1 Charges
Attachments ABDE Charges
Attachment C ARC RRC Calculations
Schedule 8 2 Financial Responsibilities Matrix
Schedule 9.2(a)(i)(A) Key Personnel and Critical Personnel
Schedule 9.3(b) Consented Perot Systems Subcontractors
Schedule 15.1 Termination Fees

2.	Term.
Section 1.2 (Term) of the Agreement is deleted in its entirety and replaced with the following:
“The term of this Agreement (the “Term”) will begin on the Fourth Amendment Effective Date and, unless terminated earlier pursuant to Article XV (Termination) or extended pursuant to Section 1.3 (Extension), will continue until 11:59 p.m. Atlanta, Georgia time on February 28, 2024 (the “Term Expiration Date”).”
2.     Payment Terms.
a. Section 4.2(a) (Monthly Invoice) is deleted in its entirety and replaced with the following:
“(a)    Monthly Invoice. Not before the fifteenth (15th) calendar day of each calendar month (the “Base Month”), Dell will provide GPI with an invoice (the “Monthly Invoice”) setting forth the following: (i) the Monthly Service Charges for the Designated Services to be provided by Dell during that Base Month; and (ii) Adjustments to the Charges relating to Designated Services performed during the month prior to the Base Month (e.g., if the Base Month is April, the Adjustments will be made to Charges for Designated Services performed in March). Together with each Monthly Invoice, Dell will deliver to GPI such reports as are necessary for GPI to understand, evaluate and independently calculate the Adjustments reflected in the Monthly Invoice and to track its internal use of the Designated Services for charge-back purposes. Subject to Section 4.3 (Disputed Invoices), GPI will pay all amounts on the Monthly Invoice within seventy five (75) days after receipt, by means of a wire transfer or other electronic means reasonably acceptable to Dell. Interest will accrue on unpaid undisputed invoiced Charges, and on unpaid disputed invoiced Charges that are in excess of the Disputed Charges Limitation, at the rate of one percent (1%) per month, commencing on the first day after such Charges were due. “
b. Section 4.3(e) is deleted in its entirety and replaced with the following:
“(e) If it is finally determined, pursuant to the Dispute Resolution Procedures, that GPI owes Dell any withheld disputed amounts, then GPI will pay Dell such amounts, plus interest thereon accruing from the date such amounts were actually due (i.e., seventy five (75) days following the date such amounts were invoiced) at the rate of one percent (1%) per month;”

3.	Request SLA’s
The Request SLA’s set forth in Schedule 2.10 Attachment A shall be effective ninety (90) days after the Fourth Amendment Effective Date.

4.	References to Perot Systems Corporation or Dell
All references in the Agreement to Perot Systems Corporation or Dell Marketing L.P. shall be deemed references to NTT DATA Services, LLC.

5.	Effect of Amendment.
In the event of any conflict or inconsistency between the terms and conditions of this Fourth Amendment and those of the Agreement, the terms and conditions of this Fourth Amendment shall control to the extent of such conflict or inconsistency. All other terms and conditions in the Agreement not amended by this Fourth Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Fourth Amendment as of the Fourth Amendment Effective Date.

GRAPHIC PACKAGING INTERNATIONAL, INC. By: Name: Title: Date:	NTT DATA SERVICES, LLC By: Name: Title: Date: